Exhibit 4-e

GUARANTEE UNDERTAKING

OF

THE ASSISTANT TREASURER

OF

AT&T INC.

I, Charles P. Allen, the Assistant Treasurer of AT&T Inc. (the “Corporation”), pursuant to the authority granted to me in the Schedule of Authorizations of the Corporation, dated as of July 25, 2003, hereby undertake on behalf of the Corporation for the benefit of the respective holders of each Subject Debt Security (as defined below), as follows:

(1) The Corporation hereby unconditionally and irrevocably guarantees the punctual and full payment of all amounts payable by AT&T Corp. under each outstanding Subject Debt Security as and when the same shall become due and payable (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise, in accordance with the terms of each Subject Debt Security and of each indenture under which such security was issued) (the “Guarantee”).

(2) The Guarantee with respect to each outstanding Subject Debt Security will continuously remain in effect until the entire principal of and interest, if any, on such Subject Debt Security shall have been paid in full.

(3) The Guarantee will constitute the direct, absolute and unconditional, unsubordinated and unsecured obligation of the Corporation ranking pari passu with all of its unsecured and unsubordinated obligations.

(4) The holders of each Subject Debt Security are entitled to enforce their rights under the indenture relating to such security directly against the Corporation, without first instituting a proceeding against the issuer of such security or any other person or entity, upon any event of default in payment of principal, or interest, if any, on such security (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise).

(5) This Guarantee undertaking is enforceable to the fullest extent permitted by law.

(6) For the purposes of this Guarantee undertaking, the term "Subject Debt Security" shall mean the following:

AT&T Corp.’s 8.25% (original coupon 6.50%) Notes due 11/15/06

AT&T Corp.’s 9.05% (original coupon 7.30%) Notes due 11/15/11  and

AT&T Corp.’s 9.75% (original coupon 8.00%) Notes due 11/15/31.

(7) The Guarantee is effective on the date hereof.

IN WITNESS WHEREOF, I have executed this Guarantee undertaking.

Dated: December 16, 2005

/s/ Charles P. Allen

Name: Charles P. Allen
Title: Assistant Treasurer